Exhibit 10.4

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS

EXECUTION COPY

COOPERAGE RECEIVABLES FINANCE B.V.

AS MAIN SPV

GREIF COORDINATION CENTER B.V.B.A.

AS SUBORDINATED LENDER

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,

(TRADING AS RABOBANK INTERNATIONAL), LONDON BRANCH

AS FACILITY AGENT, FUNDING ADMINISTRATOR AND MAIN SPV

ADMINISTRATOR

SUBORDINATED LOAN AGREEMENT

DATED 27 APRIL 2012

THIS SUBORDINATED LOAN AGREEMENT is made on 27 April 2012

BETWEEN:

(1)	COOPERAGE RECEIVABLES FINANCE B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of The Netherlands having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Naritaweg 165 Telestone 8, 1043 BW Amsterdam, The Netherlands (the “Main SPV”);

(2)	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL), LONDON BRANCH, a cooperative with limited liability (coöperatie met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, with its seat (statutaire zetel) in Amsterdam, The Netherlands, acting through its London branch at Thames Court, One Queenhithe, London EC4V 3RL, United Kingdom in its capacity as Funding Administrator, as Main SPV Administrator and as Facility Agent (the “Funding Administrator, the “Main SPV Administrator” and the “Facility Agent” respectively); and

(3)	GREIF COORDINATION CENTER B.V.B.A., a company incorporated under Belgian law, registered with the register of legal entities (RPM/RPR) under the number 0438.202.052, Commercial Court of Antwerp, Belgium, whose registered office is at Beukenlei 24, 2960 Brecht, Belgium (the “Subordinated Lender”).

WHEREAS:

(A)	The Main SPV has entered into a transaction for the purchase and sale of certain Receivables pursuant to the Intermediary Receivables Purchase Agreements and Nieuw Amsterdam Receivables Purchase Agreement respectively.

(B)	The Main SPV intends to fund (partially) the purchase of the Purchased Receivables and any other amounts due by it under the Nieuw Amsterdam Receivables Purchase Agreement (the “Purpose”) by borrowing funds from the Subordinated Lender under this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Unless otherwise defined in this Agreement or the context otherwise requires, words and expressions used in this Agreement have the meanings and constructions ascribed to them as set out in Clause 1.1 of the Master Definitions Agreement which is dated 27 April 2012 between, inter alia, the parties hereto (as the same may be amended, varied or supplemented from time to time with the consent of the parties to this Agreement, the “Master Definitions Agreement”). Clause 1.2 of the Master Definitions Agreement is incorporated herein by reference. Accordingly, this Agreement shall be construed in accordance with the principles of construction and interpretation set out in such Clause 1.2 of the Master Definitions Agreement. The Common Terms apply to this Agreement and shall be binding on the parties to this Agreement as if set out in full herein.

1.2	If there is any conflict between the provisions of the Common Terms and the provisions of this Agreement, the provisions of this Agreement shall prevail.

1.3	Clause 2 (Further Assurance) of the Master Definitions Agreement applies to this Agreement as if set out in full herein and as if the Main SPV was an Obligor and the Facility Agent, the Main SPV Administrator, the Funding Administrator and the Subordinated Lender each as an Obligee.

1.4	Clause 12 shall apply mutatis mutandis to the Common Terms incorporated into this Agreement as if set out in full in this Agreement.

1.5	In this Agreement and the recitals and Schedules hereto, except as so far as the context otherwise requires:

“Applicable Interest Rate” means the Subordinated Loan Eurocurrency Rate for the relevant Approved Currency plus the Margin];

“Drawdown Date” means the Closing Date, each Settlement Date and each Business Day;

“Facility Reduction Amount” on a Settlement Date and in relation to an Approved Currency means an amount equal to the higher of (A) zero and (B) the difference between (i) the aggregate amount of Subordinated Loan Advances outstanding in such Approved Currency on the immediately preceding Settlement Date (including, for the avoidance of doubt, as a result of the Main SPV not having paid the whole or part of the Facility Reduction Amount on any preceding Settlement Date) and (ii) the Subordinated Loan Required Advance Amount in such Approved Currency on such Settlement Date;

“Funding Test” has the meaning ascribed thereto in the Nieuw Amsterdam Receivables Purchase Agreement;

“Interest Period” has the meaning ascribed thereto in Clause 4;

“Margin” means 2.5%;

“Subordinated Loan Advance” has the meaning ascribed thereto in Clause 3.1;

“Subordinated Loan Advance Amount” means on any date an amount in each Approved Currency equal to the higher of (A) zero and (B) the difference between (i) the Subordinated Loan Required Advance Amount in such Approved Currency on such date and (ii) the aggregate amount of Subordinated Loan Advances in such Approved Currency outstanding on such date;

“Subordinated Loan Commitment Period” means the period from the Closing Date until (and including) the day on which all Investments and all other amounts due to the Funding Purchasers under the Transaction Documents have been repaid in full;

“Subordinated Loan Eurocurrency Rate” means for each Interest Period, for each Subordinated Loan Advance denominated in (a) EUR, EURIBOR, (b) GBP, LIBOR, (c) SEK, STIBOR, (d) DKK, CIBOR, and (e) NOK, NIBOR;

“Subordinated Loan Required Advance Amount” in respect of a Settlement Date means the sum in each Approved Currency of (a) the positive difference between (i) the Nominal Amount of all outstanding Purchased Receivables (including the Purchased Receivables that are to be purchased on such Settlement Date) on such Settlement Date in such Approved Currency less (ii) the Investments on such Settlement Date in the Approved Currency, (b) any amounts due in one or more Approved Currencies to remedy a breach of a Funding Test, and (c) any other amounts due by the Main SPV under the Nieuw Amsterdam Receivables Purchase Agreement in such Approved Currency; and

“Subordinated Facility” has the meaning ascribed thereto in Clause 2.

2.	THE SUBORDINATED FACILITY

2.1	The Subordinated Lender grants to the Main SPV during the Subordinated Loan Commitment Period, upon the terms and subject to the conditions hereof, a facility in each Approved Currency (the “Subordinated Facility”).

2.2	Subject to the terms of this Agreement, the Subordinated Facility is exclusively intended for the Purpose and the Subordinated Lender shall not be obliged to concern itself with such application.

3.	SUBORDINATED LOAN ADVANCES

3.1	The Subordinated Lender shall on each Drawdown Date be obliged (and without any further notice being required) to make an advance in each Approved Currency (a “Subordinated Loan Advance”) to the Main SPV in an amount equal to the Subordinated Loan Advance Amount or, in the case of a Drawdown Date which is not the Closing Date or a Settlement Date, an amount equal to the Subordinated Loan Advance Amount. The initial Subordinated Loan Advance Amount shall be an amount equal to at least EUR 100,000 or an equivalent amount in an Approved Currency.

3.2	Unless otherwise agreed in the Transaction Documents, the Subordinated Lender will make a Subordinated Loan Advance to the Main SPV by crediting such amount to the Main SPV Operating Account prior to 2.00 PM (C.E.T/London time). on the relevant Drawdown Date in immediately available, freely transferable, cleared funds.

3.3	The Subordinated Lender shall not make advances exceeding the Subordinated Loan Required Advance Amount.

4.	INTEREST PERIODS

Each interest period (an “Interest Period”) in respect of a Subordinated Loan Advance shall commence on (and include) the Drawdown Date for such Subordinated Loan Advance and shall end on (but exclude) the immediately succeeding Settlement Date. Unless a Subordinated Loan Advance is repaid in full on such Settlement Date, the next Interest Period relating thereto shall commence on (and include) such Settlement Date and shall end on (but exclude) the next following Settlement Date and, for so long as such Subordinated Loan Advance remains outstanding thereafter, all subsequent Interest Periods relating thereto shall correspond with the periods commencing on (and including) a Settlement Date and ending on (but excluding) the next following Settlement Date.

5.	INTEREST

5.1	On each Settlement Date, the Main SPV shall (subject to the provisions of the relevant Priority of Payments) pay accrued interest in the relevant Approved Currency on each Subordinated Loan Advance outstanding during the Interest Period ending on the day prior to such Settlement Date and calculated at the rate set forth in Clause 5.3.

5.2	If the provisions of the relevant Priority of Payments operate to prevent the full payment of interest on a Settlement Date (including interest owing in respect of previous interest periods), the unpaid amount thereof shall, to the extent permitted by the provisions of the relevant Priority of Payments, be paid on the next or successive Settlement Date(s).

5.3	The rate of interest applicable to a Subordinated Loan Advance from time to time during each Interest Period relating thereto shall be equal to the sum of the Applicable Interest Rate.

6.	REPAYMENT

6.1	The Main SPV shall pay the Facility Reduction Amount (if any) in accordance with the applicable Priority of Payments on each Settlement Date.

6.2	The Main SPV shall not repay or prepay all or any part of any Subordinated Loan Advance outstanding hereunder except at the times and in the manner expressly provided herein.

6.3	To the extent that there are Subordinated Loan Advances outstanding on the date falling one year and one day after all sums outstanding and owing in respect of the Investments and all other amounts under the Nieuw Amsterdam Receivables Purchase Agreement have been paid in full, such Subordinated Loan Advances shall become due and payable in full as per that date, subject to and in accordance with the then applicable Priority of Payments.

6.4	As further consideration for the Subordinated Facility granted hereunder, the Subordinated lender shall be entitled to receive from the Main SPV any and all amounts remaining in the Main SPV Operating Account after all payment obligations, actual as well as contingent, under the Transaction Documents have been discharged in full in accordance with the Priorities of Payments (other than the obligation pursuant to this Clause 6.4) and provided that all Operational Expenses and any tax liabilities of the Main SPV have been paid in full or adequately provided for.

6.5	The Subordinated Lender agrees and acknowledged that under the applicable Priority of Payments, it will only receive any payment to the extent there is any Aggregate DPP.

7.	INFORMATION

The Subordinated Lender shall provide to the Facility Agent, the Funding Administrator and the Main SPV Administrator such information and evidence in respect of any dealing between the Main SPV and the Subordinated Lender under this Agreement as the Facility Agent, the Funding Administrator or the Main SPV Administrator may reasonably request.

8.	REPRESENTATIONS AND WARRANTIES

8.1	The Subordinated Lender makes the following representations and warranties to the Main SPV and the Facility Agent on the date of this Agreement:

8.1.1	it is duly incorporated and validly existing under the laws of its jurisdiction of establishment;

8.1.2	it has the corporate power and authority and legal right to enter to deliver and perform this Agreement and has taken all necessary corporate action to authorise the execution, delivery and performance of this Agreement;

8.1.3	no consent, licence, permit, approval or authorisation of, exemption by, notice or report to or registration, filing or declaration with any governmental authority, is required by it in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

8.1.4	this Agreement has been duly executed and delivered by it;

8.1.5	this Agreement constitutes its valid and binding obligations enforceable in accordance with the terms of this Agreement, subject to applicable bankruptcy, moratorium, insolvency or similar laws affecting the rights of creditors generally and principles of reasonableness and fairness;

8.1.6	it will not be required to make any deduction or withholding from any payment it may make or is required to make under this Agreement;

8.1.7	it has not taken any corporate action nor have any other steps been taken or legal proceedings been started against it which would result in Insolvency Proceedings;

8.1.8	no action or administrative proceeding of or before any court or agency has been started or (to the best of its knowledge and belief) threatened in relation to which, in its judgment, there is a likelihood of an adverse judgment which would have a material adverse effect on its business or financial condition or on its ability to perform its obligations under this Agreement; and

8.1.9	the execution of this Agreement and the exercise by it of its rights and performance of its obligations hereunder do not (i) contravene any applicable law, rule or regulation or any judgment, authorisation, approval, license or consent to which it is subject or its constitutive documents or (ii) constitute or will result in any breach of any agreement to which it is a party.

8.2	The representations and warranties in Clause 8.1 shall be deemed to be repeated by the Subordinated Lender on each Drawdown Date as if made with reference to the facts and circumstances existing on each such day, provided that, for the avoidance of doubt, any breach of such representations and warranties shall not affect any of the obligations of the Subordinated Lender hereunder.

8.3	The Main SPV makes the following representations and warranties to the Subordinated Lender and the Facility Agent on the date of this Agreement:

8.3.1	it is duly incorporated and validly existing under the laws of its jurisdiction of establishment;

8.3.2	it has the corporate power and authority and legal right to enter into and perform this Agreement and has taken all necessary corporate action to authorise the execution, delivery and performance of this Agreement;

8.3.3	no consent, licence, permit, approval or authorisation of, exemption by, notice or report to or registration, filing or declaration with any governmental authority, is required by it in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

8.3.4	this Agreement has been duly executed and delivered by it;

8.3.5	this Agreement constitutes its valid and binding obligations enforceable in accordance with the terms of this Agreement, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting the enforcement of creditors’ rights generally;

8.3.6	it will not be required to make any deduction or withholding from any payment it may make or is required to make under this Agreement;

8.3.7	it has not taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against it which would result in Insolvency Proceedings;

8.3.8	no action or administrative proceeding of or before any court or agency has been started or (to the best of its knowledge and belief) threatened in relation to which, in its judgment, there is a likelihood of an adverse judgment which would have a material adverse effect on its business or financial condition or on its ability to perform its obligations under this Agreement; and

8.3.9	the execution of this Agreement and the exercise by it of its rights and performance of its obligations thereunder do not (i) contravene any applicable law, rule or regulation or any judgment, authorisation, approval, license or consent to which it is subject or its articles of association or (ii) constitute or will result in any breach of any agreement to which it is a party.

8.4	The representations and warranties in Clause 8.3 shall be deemed to be repeated by the Main SPV on each Drawdown Date as if made with reference to the facts and circumstances existing on each such day, provided that, for the avoidance of doubt, any breach of such representations and warranties shall not affect any of the obligations of the Main SPV hereunder.

9.	PAYMENTS

9.1	On each date on which this Agreement requires an amount to be paid by the Main SPV, the Main SPV shall, subject to the provisions of the Transaction Documents, make the same available to the Subordinated Lender, by payment in the relevant Approved Currency and in immediately available, freely transferable, cleared funds to such account or bank as the Subordinated Lender may from time to time have specified for this purpose.

9.2	For the avoidance of doubt, all payments under this Agreement shall be made without deduction or withholding for or on account of any Taxes, unless the payer is required by law to make any such deduction or withholding. If any deduction or withholding for or on account of Tax is required by law to be made in respect of any payment hereunder, the amount of the payment will be increased to an amount which, after making the tax withholding or deductions, leaves an amount equal to the payment which would have been due if no such deduction or withholding would have been required.

10.	EVIDENCE OF DEBT

10.1	The Subordinated Lender shall maintain accounts evidencing the amounts from time to time lent by and owing to it hereunder.

10.2	A certificate of the Funding Administrator as to a sum payable to it hereunder shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations in the relevant Approved Currency of the Main SPV.

11.	NO SET OFF

None of the parties to this Agreement shall be entitled to offset any of its payment obligations under this Agreement or withhold any payments under this Agreement by way of a counterclaim

12.	GOVERNING LAW AND FORUM

This Agreement and any non-contractual obligations shall be governed by, and shall be construed in accordance with, the laws of The Netherlands. The parties agree that the competent court in Amsterdam, The Netherlands, shall have the exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement including any non-contractual obligations arising out of or in relation to this Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed and delivered by their duly authorised representatives on the day and year first before written.

for and on behalf of COOPERAGE RECEIVABLES FINANCE B.V. as the Main SPV

/s/ Gawein Heijmans	/s/ Anna Bak
(signature) Name: Gawein Heijmans	(signature) Name: Aura Bok
Title: Attorney in fact	Title: Attorney in fact

for and on behalf of COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL), LONDON BRANCH as Main SPV Administrator, Funding Administrator and Facility Agent

/s/ G. Hattie	/s/ James Han
(signature) Name: G. Hattie Title: Director	(signature) Name: James Han Title: Executive Director

for and on behalf of GREIF COORDINATION CENTER B.V.B.A. as Subordinated Lender

/s/ Michel Verholen
(signature) Name: Michel Verholen Title: Director	(signature) Name: Title: